                                   [SBA LOGO]

                                      NEWS

                              FOR IMMEDIATE RELEASE
                              ---------------------

                     SBA COMMUNICATIONS CORPORATION REPORTS
                           RECORD 3rd QUARTER RESULTS

SBA COMMUNICATIONS CORPORATION (NASDAQ: SBAC); BOCA RATON, FLORIDA, TUESDAY, NOVEMBER 13, 2001

SBA Communications Corporation ("SBA" or the "Company") announced significant increases in total revenues, EBITDA and tower cash flow for the three months ended September 30, 2001, over the same period in 2000. The total revenues, EBITDA and tower cash flow amounts for the three months ended September 30, 2001 were all quarterly highs in the Company's history.

For the three months ended September 30, 2001, total revenues increased 38.9% to $63.0 million from the third quarter of 2000, due to both higher site leasing revenue and site development revenue. Site leasing revenue increased to $27.7 million for the quarter, a 102.7% increase over the comparable quarter of 2000. Gross profit for the quarter increased 56.5% to $25.9 million from the third quarter of 2000, due to both higher site leasing and site development gross profit. Site leasing gross profit, or tower cash flow, increased to $17.8 million for the quarter, a 105.6% increase over the third quarter of 2000. EBITDA, or earnings before interest, taxes, depreciation, amortization, non-cash compensation charges and the non-recurring developmental charge, for the quarter was $16.8 million, a 75.9% increase over the third quarter of 2000. The non-recurring developmental charge was $24.4 million, and was incurred in connection with the Company's previously announced reduction in the scale of its new tower build operations.

Steven E. Bernstein, SBA's Chairman, stated, "We continue to be very happy with the operational performance of SBA, despite a very challenging business environment. Once again, we enjoyed strong total revenue growth, site leasing revenue growth and EBITDA growth." Added Jeffrey A. Stoops, SBA's President, "We are pleased with our solid financial results. We are particularly pleased that we have demonstrated that we can reduce costs, expand margins, delever the balance sheet, maintain good liquidity and still be a high revenue growth, high EBITDA growth company."

A conference call to discuss the company's Third Quarter 2001 earnings, Fourth Quarter 2001 Outlook and Fiscal 2002 Outlook has been scheduled for Tuesday, November 13, 2001 at 10:00 AM ET. The call-in number is (800) 230-1093. The name of the conference call is "SBA Third Quarter Earnings." The replay will be available from November 13, 2001 at 5:00 PM to November 27, 2001 at 11:59 PM. The replay number is (800) 475-6701. The access code is 609442. You may also listen to this conference call via a webcast that can be accessed via the Internet at: www.sbasite.com.

SBA is a leading independent owner and operator of wireless communications infrastructure in the United States. SBA generates revenue from two primary businesses - site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant towers to a variety of wireless service providers under long-term lease contracts. Since it was founded in 1989, SBA has participated in the development of over 15,000 antenna sites in the United States.

For additional information, please contact Pamela J. Kline, Vice President, Capital Markets, at: (561) 995-7670.



Information Concerning Forward-Looking Statements

This press release includes forward looking information, including statements regarding the Company's future financial performance and its ability to be a high revenue growth, high EBITDA growth company. These forward-looking statements may be affected by the risks and uncertainties in the Company's business. This information is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company's Securities and Exchange Commission filings, including the Company's report on Form 10-K filed with the Commission on April 2, 2001. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company's actual results and could cause the Company's actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company's future financial performance, such factors include, but are not limited to, (1) the business climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular; (2) our ability and the ability of our customers to access, and the client's willingness to expend, sufficient capital to fund expansion of networks and new tower builds and acquisitions; (3) our ability to secure as many site leasing tenants as planned; (4) our ability to expand our site leasing business and maintain or expand our site development business; (5) our ability to complete construction of new towers on a timely and cost-efficient basis, including our ability to successfully address zoning issues, carrier design changes, changing local market conditions and the impact of adverse weather conditions; (6) our ability to identify and acquire new towers, including our capability to timely complete due diligence and obtain third party consents; (7) our ability to retain current lessees on newly acquired towers; (8) our ability to realize economies of scale for newly acquired towers; (9) the continued dependence on towers and outsourced site development services by the wireless communications industry; (10) our ability to compete effectively for new tower opportunities and site development services in light of increased competition; (11) our ability to continue to comply with covenants and the terms of our senior secured facility; and (12) our ability to raise substantial additional financing to expand our tower holdings. The Company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date hereof.